Exhibit 10.2

Execution Version

STORAGE FACILITIES AGREEMENT

This Storage Facilities Agreement (this “Agreement”) is made and entered into as of June 1, 2015, by and among J. Aron & Company (“Aron”), a general partnership organized under the laws of New York and located at 200 West Street, New York, New York 10282-2198, and Hawaii Independent Energy, LLC (the “Company”), a limited liability company organized under the laws of the State of Hawaii and located at 800 Gessner Road, Suite 875, Houston, Texas 77024 (each referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, the Company is the exclusive owner and operator of a crude oil refinery located in Kapolei, Hawaii (the “Refinery”) and has the exclusive right to refine and process crude oil and refined petroleum products at the Refinery;

WHEREAS, the Company owns and operates, and has the exclusive right to use, all facilities associated with or adjacent to the Refinery, including (i) the Crude Storage Tanks and Refinery Product Storage Tanks (each as defined below), (ii) the SPM (as defined below) and (iii) all marine facilities, truck facilities and other delivery and loading facilities related thereto, all pipelines and related or associated facilities and infrastructure, together with all modifications or additions thereto;

WHEREAS, the Company owns (or is the exclusive lessee of), operates and has the exclusive right to use, the Company Included Locations (as defined below), which consist of certain terminalling and storage facilities and pipelines and transportation infrastructure that are not located at or adjacent to the Refinery;

WHEREAS, the Company and Aron have entered into the Supply and Offtake Agreement (as defined below), and the Inventory Sales Agreements (as defined in the Supply and Offtake Agreement);

WHEREAS, pursuant to and subject to the terms of the Inventory Sales Agreements, the Company and the Existing Supplier/Offtaker (as defined in the Supply and Offtake Agreement) will sell to Aron all of the Crude Oil and Products (other than certain excepted quantities) stored in the Storage Facilities (as defined below) as of a specified time and, thereafter, pursuant to and subject to the terms of the Supply and Offtake Agreement, Aron will supply Crude Oil to the Company to be processed at the Refinery and purchase Products from the Company produced at the Refinery;

WHEREAS, it is a condition (among others) to the obligations of Aron under the Supply and Offtake Agreement that, for the term of the Supply and Offtake Agreement, Aron shall have (i) the exclusive use of the Crude Storage Tanks for the purposes of holding and storing Crude Oil and the Refinery Product Storage Tanks for purposes of holding and storing Products, (ii) the right to use all such other facilities located at or adjacent to or associated with the Refinery (including the SPM, all marine facilities, truck facilities and other delivery and loading facilities) for purposes of carrying out the transactions contemplated by the Supply and Offtake Agreement and (iii) the right to use the Company Included Locations for purposes of carrying out the transactions contemplated by the Supply and Offtake Agreement;

WHEREAS, the Company expects to derive substantial benefits from the arrangements and accommodations to be provided by Aron under the Supply and Offtake Agreement and other Transaction Documents (as defined therein);

WHEREAS, the Company understands that Aron’s right to have exclusive use of such Storage Facilities is a material term of such contemplated arrangements and accommodations, that Aron would not be prepared to provide such contemplated arrangements and accommodations absent being granted such exclusive right and that, recognizing the foregoing, the Company desires that Aron, and has requested Aron to, enter into the Supply and Offtake Agreement and Transaction Documents and provide the arrangements and accommodations contemplated thereby; and

WHEREAS, the Company and Aron desire to record the terms and conditions upon which Aron shall have exclusive use of such Storage Facilities and the Company shall serve as bailee of all Crude Oil and Products held therein and owned by Aron;

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Aron and the Company do hereby agree as follows:

1. Definitions and Construction.

1.1 Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:

“Accepted Industry Practice” means those practices, methods, specifications and standards of safety and performance, as the same may be changed from time to time, as are commonly used in the operation and maintenance of refineries similar to the Refinery. “Accepted Industry Practice” contemplates the exercise of that degree of skill, care, diligence, prudence and foresight that would reasonably and ordinarily be expected under similar circumstances in the refining industry in the same type of undertaking under the same or similar circumstances. “Accepted Industry Practice” does not necessarily mean one particular practice, method, specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, specifications and standards.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, including Environmental Law, in each case as may be applicable to any Party or the subject matter of this Agreement.

“Aron Procurement Contract” has the meaning specified in the Supply and Offtake Agreement.

“Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events, (x) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within fifteen (15) days or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.

“Business Day” has the meaning specified in the Supply and Offtake Agreement.

“Commencement Date” has the meaning specified in the Supply and Offtake Agreement.

“Company Included Locations” mean the Crude Storage Tanks, the Refinery Product Storage Tanks, Included Product Pipelines and all other terminalling and storage facilities and pipelines that the Company owns (or is the exclusive lessee of) whether or not located at or adjacent to the Refinery, of which the Company is the operator, including without limitation any such facilities or pipelines identified on Schedule E or Schedule U to the Supply and Offtake Agreement as “Company Included Locations”.

“Crude Delivery Point” has the meaning specified in the Supply and Offtake Agreement.

“Crude Intake Point” has the meaning specified in the Supply and Offtake Agreement.

“Crude Oil” has the meaning specified in the Supply and Offtake Agreement.

“Crude Storage Tanks” has the meaning specified in the Supply and Offtake Agreement.

“Default” means any Event of Default, which with notice or the passage of time, would constitute an Event of Default.

“Defaulting Party” has the meaning specified in the Supply and Offtake Agreement.

“Environmental Law” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

“Event of Default” has the meaning specified in the Supply and Offtake Agreement.

“Facility” has the meaning specified in Section 6.4.

“Force Majeure” has the meaning specified in the Supply and Offtake Agreement.

“Governmental Authority” means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.

“Hazardous Substances” has the meaning specified in the Supply and Offtake Agreement.

“Included Purchase Transaction” has the meaning specified in the Supply and Offtake Agreement.

“Indemnified Party” has the meaning specified in Section 15.3.

“Indemnifying Party” has the meaning specified in Section 15.3.

“Liabilities” has the meaning specified in the Supply and Offtake Agreement.

“Licensed Premises” means certain facilities located in or near the Refinery or the Company Included Locations, together with all pumps, valves, fittings, fixtures, gauges and meters, and other equipment connected therewith, and all easements, rights-of-way, permits, licenses and other interests in real estate over which the same may run, held by the Company, together with the right to operate the same, including without limitation the SPM.

“Loss Allowance” means loss due to normal operations, including evaporation and shrinkage, of up to 0.2% of Materials received into the Storage Facilities; provided that the Loss Allowance shall not apply to discrete measurable losses that are not considered normal operational losses, such as, without limitation, losses from casualty.

“Materials” means any Crude Oil and/or Products stored or delivered under this Agreement.

“Non-Defaulting Party” means the Party other than the Defaulting Party.

“Party” or “Parties” has the meaning specified in the preamble to this Agreement.

“Person” has the meaning specified in the Supply and Offtake Agreement.

“Product(s)” has the meaning specified in the Supply and Offtake Agreement.

“Products Delivery Point” has the meaning specified in the Supply and Offtake Agreement.

“Refinery” has the meaning set forth in recitals to this Agreement.

“Refinery Product Storage Tanks” has the meaning specified in the Supply and Offtake Agreement.

“Required Permits” has the meaning specified in Section 6.3.

“Services” has the meaning specified in Section 8.1.

“SPM” has the meaning specified in the Supply and Offtake Agreement.

“SPM Delivery Point” has the meaning specified in the Supply and Offtake Agreement.

“Storage Facilities” has the meaning specified in the Supply and Offtake Agreement.

“Storage Term” has the meaning specified in Section 2.

“Supplier’s Inspector” has the meaning specified in the Supply and Offtake Agreement.

“Supply and Offtake Agreement” means the Supply and Offtake Agreement by and between Aron and the Company, dated as of June 1, 2015, as from time to time amended, modified, supplemented, extended, renewed and/or restated.

“Termination Date” has the meaning specified in the Supply and Offtake Agreement.

“Transaction Document(s)” has the meaning specified in the Supply and Offtake Agreement.

1.2 Construction of Agreement.

(a) Unless otherwise specified, all references herein are to the Articles, Sections and Exhibits of this Agreement and all Schedules and Exhibits are incorporated herein.

(b) All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(c) Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.

(d) Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.

(e) Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.

(f) A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.

(g) Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.

(h) Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

(i) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3 The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

2. Term. The term of this Agreement (the “Storage Term”) shall commence on the Commencement Date and end on the later of the Termination Date (as defined in the Supply and Offtake Agreement) and the last day on which any Materials are held by Aron in any of the Storage Facilities.

3. Exclusive Storage Rights and Licensed Premises.

3.1 The Company hereby grants to Aron, for the Storage Term, the exclusive right to use and an exclusive sublease of, and hereby sublease, let and demise to Aron, the Storage Facilities. During the Storage Term, Aron shall have the exclusive right to store Crude Oil in the Crude Storage Tanks and Products in the Refinery Product Storage Tanks and the other Company Included Locations.

3.2 The Company hereby sublicenses to Aron, on a non-exclusive basis, the Licensed Premises for use by Aron in connection with the loading, unloading, movement and transfer of Crude Oil and Products and the use of the Storage Facilities, subject to Section 5 below.

3.3 The Storage Facilities shall be used only for the storage of Materials. Subject to the rights and obligations of the Parties under the Supply and Offtake Agreement, Aron shall have the right to utilize the Storage Facilities as set forth in, or as otherwise permitted under, the Supply and Offtake Agreement.

4. Facilities Fee.

As rental for the Storage Facilities, the use of the Licensed Premises and the other services to be provided by the Company under this Agreement, Aron shall pay the Company at the rate of $1 per month. Aron shall have the option to prepay, on the Commencement Date, the rent for the use of the Storage Facilities for the period from the Commencement Date through May 31, 2018.

5. Custody, Title and Risk of Loss.

5.1 During the Storage Term, (i) the only material stored in the Crude Storage Tanks shall be Crude Oil owned by Aron and (ii) the only material stored in the Refinery Product Storage Tanks and the other Company Included Locations shall be Products owned by Aron, except that the Company shall retain title to any Sludge held in any of such tanks. The Company agrees that no other materials shall be stored or commingled with any of Aron’s Materials in the Storage Facilities, other than Sludge owned by the Company; provided that the holding of Sludge in such tanks shall not limit any of the Company’s obligations hereunder or under the other Transaction Documents.

5.2 Aron shall, at all times during the Storage Term, retain exclusive title to the Crude Oil and Products stored by it in the Storage Facilities, and such Crude Oil and Products shall remain Aron’s exclusive property.

5.3 Title and risk of loss to all of the Materials stored in the Storage Facilities shall remain at all times with Aron. Notwithstanding the foregoing, the Company shall be responsible for (i) any contamination of the Materials stored in the Storage Facilities during the Storage Term and (ii) any other loss or damage to the Materials stored in the Storage Facilities during the Storage Term to the extent such loss or damage is caused by or attributable to the negligence or willful misconduct of the Company or any of its employees or agents; provided, however, the Company, solely in its capacity as bailee and operator, shall not be responsible for any losses to the Materials to the extent of the Loss Allowance; provided, further that, the foregoing shall not relieve the Company of any payment or other obligations arising under the S&O Agreement or the other Transaction Documents. The foregoing shall in no way limit the Company’s obligations under the Supply and Offtake Agreement, including with respect to the quantities of Material for which the Company is obligated to compensate Aron.

5.4 During the Storage Term, the Company shall hold all Materials in the Storage Facilities solely as bailee, and represents and warrants that when any such Materials is redelivered to Aron or any party designated by Aron, Aron or such designated party shall have good title thereto free and clear of any liens, security interests, encumbrances and claims of any by, through, or under the Company, but not otherwise, subject to Permitted S&O Liens (as defined in, and to the extent contemplated by, the Supply and Offtake Agreement). During the Storage Term, the Company or any of its Affiliates shall not use any such Materials for any purpose except as may be permitted by the Supply and Offtake Agreement nor shall the Company or any of its Affiliates permit any of their respective Affiliates or any other Person to use such Materials for any purpose except as may be permitted by the Supply and Offtake Agreement. Solely in its capacity as bailee, the Company shall have custody of (i) the Crude Oil from the time such Crude Oil passes the Crude Intake Point to the Storage Facilities until such time that the Crude Oil passes the Crude Delivery Point; and (ii) Products from the time such Product passes the Products Intake Point until such time that the Products pass the Products Delivery Point of the Refinery Storage Tanks or Company Included Locations, as the case may be. Notwithstanding anything herein or in the Transaction Documents to the contrary, Aron acknowledges and agrees that the Company shall have a warehouseman’s lien over any Materials owned by Aron in the Storage Facilities in the amount of any unpaid amounts owing to the Company hereunder then due and owing in accordance with the provisions of the Uniform Commercial Code or pursuant to any other statutory or possessory lien or charge on or security interest in such Materials as otherwise may arise under Applicable Law.

5.5 The right granted to Aron to use the Licensed Premises includes the obligations of the Company to make the SPM available for receiving deliveries under Aron Procurement Contracts or, if any, Included Purchase Transactions that contemplate delivery of Material at the SPM Delivery Point and, if applicable, making deliveries of Product to the extent Aron is required to do so pursuant to any transaction entered into under the Supply and Offtake Agreement that contemplates such a delivery; provided that, without limiting any other provision of this Agreement, it is acknowledged and agreed (i) that the Company is solely responsible for the operation and maintenance of the SPM and all pipelines, hoses and other infrastructure related thereto, (ii) as contemplated by the Supply and Offtake Agreement, title and risk of loss to any Material received on behalf of Aron at an SPM Delivery Point will in all cases, as such Material is received, be immediately and concurrently transferred to the Company, (iii) in no event shall Aron hold title to any Material while in transit from the SPM Delivery Point to the inlet flange of the Crude Storage Tanks or Refinery Product Storage Tanks, as the case may be and (iv) the Company shall be solely responsible for all arranging and all operations relating to the movement of such Material from the SPM Delivery Point to an onshore storage location.

6. Condition and Maintenance of Storage Facilities; Product Storage.

6.1 The Company agrees that all of the Storage Facilities shall be in a condition generally acceptable within the industry and capable of storing the Materials without contaminating them. The Company will maintain and operate the Storage Facilities in good working order and repair and serviceable condition in accordance with generally accepted industry standards and in compliance with all Applicable Laws. The Company shall have sole responsibility for all operations at each of the Storage Facilities and for performing all storage and throughput services at or related to the Storage Facilities. Without limiting the foregoing, the Company shall be responsible for all maintenance and repairs (notice of any such maintenance or repairs shall be provided according to Section 9.5 and Article 14, as applicable, of the Supply and Offtake Agreement), labor, utilities, pumps, piping, tank conditions, heat and other activities on, at or under the Storage Facilities. All movements, receipts and deliveries of Materials to, at or from the Storage Facilities shall be solely the responsibility of the Company. The Company will ensure that the Storage Facilities have all connections, equipment and capacity required to facilitate the movement of Materials into and out of the Storage Facilities and the Licensed Premises have all connections, equipment and capacity required to facilitate the movement of Materials between the docks, pipelines or truck loading or discharge facilities and the Storage Facilities. All expenses relating to any of the foregoing activities shall be borne exclusively by the Company. Aron does not, directly or indirectly, have any responsibility for the operation or maintenance of the Storage Facilities or the Licensed Premises or any movements of Materials to, at or from the Storage Facilities or the Licensed Premises.

6.2 The Company will store each grade of Product in separate Refinery Product Storage Tanks or separate storage tanks at the other Company Included Locations and avoid any contamination of one Product by another or any degradation of the quality of any Product that would adversely affect the marketability of such Product. In addition, the Company will use commercially reasonable efforts to ensure that no Crude Oil or Products shall be contaminated with scale or other materials, chemicals, water or any other impurities. In the event of any contamination, the Company may reprocess, treat or condition any such contaminated Products to a salable condition.

6.3 During the Term of this Agreement, the Company shall, at their sole cost and expense, take all actions reasonably necessary or appropriate to obtain, apply for, maintain, monitor, renew, and/or modify as appropriate, any license authorization, certification, filing, recording, permit, waiver, exception, variance, franchise, order or other approval with or of any governmental authority pertaining or relating to the operation of the Refinery, the Storage Facilities and/or the Licensed Premises in the manner contemplated by the Supply and Offtake Agreement (the “Required Permits”). The Company shall not do anything in connection with the performance of its obligations under this Agreement that causes a termination or suspension of the Required Permits.

6.4 The execution of this Agreement by the Parties does not confer any obligation or responsibility on Aron in connection with: (i) any existing or future environmental condition at the Refinery, the Storage Facilities and/or the Licensed Premises (collectively, the “Facility”), including, but not limited to the presence of a regulated or hazardous substance on or in environment media at the Facility (including the presence in surface water, groundwater, soils or subsurface strata, or air), including the subsequent migration of any such substance; (ii) any Environmental Law; (iii) the Required Permits; or (iv) any requirements arising under or relating to any Applicable Law pertaining or relating to the operation of the Facility.

6.5 The Company is and shall be the operator of the Facility in all respects, and Aron shall have no power or authority to direct the activities of the Company, or to exert control over the operation of the Facility or any portion thereof and nothing herein shall be deemed to grant or provide such power or authority to Aron (provided, however, that Aron’s enforcement of this Agreement, the Supply and Offtake Agreement and/or the other Transaction Documents in accordance with their respective terms shall not be deemed to be in contravention of the foregoing).

6.6 Materials may require the application of heat or steam by the Company to maintain the same in a liquid free-flowing or pumpable state; the Company agrees to provide the required heat at the Company’s cost. Recalibration, or strapping, of the Storage Facilities may be performed from time to time in accordance with the terms of the Inventory Sales Agreements or the Supply and Offtake Agreement.

7. Inspection and Access Rights.

7.1 Aron and its representatives (including one or more Supplier’s Inspector) may inspect the Storage Facilities from time to time during the term of this Agreement.

7.2 At any reasonable times during normal business hours and upon reasonable prior notice, Aron and its representatives (including one or more Supplier’s Inspector) shall have the right to enter and exit the Company’s premises in order to have access to the Storage Facilities, to observe the operations of the Storage Facilities and to conduct such inspections as Aron may wish to have performed in connection with this Agreement, including the right to inspect, gauge, measure, take product samples or take readings at any of the Storage Facilities on a spot basis. Without limiting the generality of the foregoing, the Company shall regularly grant Supplier’s Inspector such access from the last day of each month until the third Business Day of the ensuing month. Notwithstanding any of the foregoing, if an Event of Default has occurred and is continuing, Aron and its representatives and agents shall have unlimited and unrestricted access to the Storage Facilities for so long as such Event of Default continues.

8. Throughput and Handling Services.

8.1 From time to time during the Storage Term, the Company shall, at its own cost, perform such throughput, handling and measuring services as Aron shall request or perform such blending and other services as otherwise required for the Company to fully perform its obligations under the Supply and Offtake Agreement (collectively, “Services”).

8.2 Aron may, in its discretion, provide written instructions relating to specific Services it is requesting or provide standing written instructions relating to ongoing Services. Aron may, at any time on reasonable prior notice, revoke or modify any instruction it has previously given, whether such previous instructions relate to a specific Service or are instructions relating to an ongoing Service or Services. The Company shall not be required to perform any requested Services that it reasonably believes will materially adversely interfere with, or be detrimental to, the operation of the Refinery.

8.3 The Company agrees to keep the Storage Facilities open for receipt and redelivery of Aron’s Materials twenty-four (24) hours a day, seven (7) days a week, subject to periods of maintenance or downtime affecting such Storage Facilities.

9. Scheduling and Measurements.

9.1 Aron shall provide notice to the Company prior to each calendar month as to the estimated quantities of Crude Oil it expects to deliver to the Crude Storage Tanks and the estimated quantities of Products it expects to deliver to the Refinery Product Storage Tanks during that month; provided that Aron shall not be required to provide any such notice unless such quantities differ from those estimated deliveries contemplated for such month pursuant to the Supply and Offtake Agreement.

9.2 The volume of Aron’s Materials received into and redelivered out of the Storage Facilities shall be measured daily by the Company, using the applicable tank gauges, and shall be subject, at all times, to the Loss Allowance. Volume measurements shall be made as provided in the Supply and Offtake Agreement. The Company shall provide Aron with (i) daily reports showing the tank gauges and meter readings for the prior day and (ii) monthly reports reflecting all Materials movements during that month. In addition, whenever the Volume Determination Procedures (as defined in the Supply and Offtake Agreement) are required to be performed thereunder, the Company shall fully participate and cooperate in performing such Volume Determination Procedures and, if requested by Aron, shall do so in collaboration with Aron’s agents (including any Supplier’s Inspector).

9.3 The Company shall provide Aron with reasonable prior notice of any periodic testing and calibration of any measurement facilities providing measurement of Materials at the Storage Facilities and the Company shall permit Aron to observe such testing and calibration. In addition, the Company shall provide Aron with any documentation regarding the testing and calibration of the measurement facilities.

10. Additional Covenants.

10.1 The Company hereby:

(a) agrees that it shall not sell, shall have no interest in and shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature, other than Permitted S&O Liens (as defined in the Supply and Offtake Agreement), with respect to any of the Materials;

(b) (i) confirms that it will post at the Storage Facilities such reasonable placards as Aron requests stating that Aron is the owner of all Materials held in the Storage Facilities and (ii) agrees that it will take all actions necessary to maintain such placards in place for the Storage Term;

(c) acknowledges and agrees that Aron may file one or more UCC-1 financing statements with respect to the Materials stored in the Storage Facilities, and it shall cooperate with Aron in executing such financing statements as Aron deems necessary or appropriate;

(d) agrees to provide all pumping and transfer services with respect to the Storage Facilities and Licensed Premises as Aron may from time to time request with respect to any Material;

(e) agrees to permit Aron to have full and quiet possession of the Storage Facilities for the use thereof in the storage and/or transportation of the Materials;

(f) agrees to permit Aron’s personnel to have rights of access to and egress from the Facility by crossing over, around and about the Facility for any purpose related to this Agreement or the Supply and Offtake Agreement, including but not limited to enforcing its rights and interests under this Agreement and/or in the event of an Event of Default (as defined in the Supply and Offtake Agreement); provided that (i) Aron’s personnel shall follow routes and paths designated by the Company or security personnel employed by the Company, (ii) Aron’s personnel shall observe all security, fire and safety regulations while, in around or about the Facility, and (iii) Aron shall be liable for any damage directly caused by the negligence or other tortious conduct of such personnel;

(g) agrees to maintain all necessary leases, easements, licenses and rights-of-way necessary for the operation and maintenance of the Storage Facilities and Licensed Premises;

(h) agrees to replace, maintain and/or repair the Storage Facilities and Licensed Premises or any other part of the Facility affecting the safe and proper use of the Storage Facilities and Licensed Premises by Aron which may be destroyed or damaged by the elements, acts of God, fire, floods, or any other cause excluding damage or destruction caused by the negligence or tortious conduct of Aron’s personnel;

(i) agrees to furnish any and all fuel, power and pumping equipment, together with all personnel necessary to transport Materials in accordance with the terms of this Agreement and/or the Supply and Offtake Agreement;

(j) agrees that, in the event of any Crude Oil or Product spill, leak or discharge or any other environmental pollution caused by or in connection with the use of any Storage Facilities, the Company shall promptly commence containment or clean-up operations as required by any Governmental Authorities or Applicable Law or as the Company deems appropriate or necessary and shall notify or arrange to notify Aron immediately of any such spill, leak or discharge and of any such operations;

(k) agrees that the Company shall from time to time clean the Crude Storage Tanks or Refinery Product Storage Tanks during the Storage Term for the following reasons: to perform maintenance, to perform inspections, in case of an emergency, to ensure product quality or as the Company otherwise deems appropriate in accordance with Applicable Law (including all Environmental Laws) and Accepted Industry Practice. In the event of tank cleaning pursuant to this Section, the Company shall be responsible for the full cost of removing Aron’s Materials, cleaning the applicable tanks and disposing of any contaminants. The Company may identify substitute tank(s) for Aron during such time that a Crude Storage Tank or Refinery Product Storage Tank is unavailable due to tank cleaning pursuant to this Section and the Parties shall cooperate with respect to the use of the same in a commercially reasonable manner. The transfer of Aron’s Materials from the unavailable Crude Storage Tank or Refinery Product Storage Tank to the substitute tank, as well as any transfer from the substitute tank back to the original Crude Storage Tank or Refinery Product Storage Tank or another tank, shall be at the Company’s sole expense. The Company shall provide any necessary certificates, filings or reports required by Applicable Law (including all Environmental Laws) or Accepted Industry Practice in connection with the use of any substitute tank. Any such substitute tank(s) will be covered by the terms and conditions of this Agreement. The Company shall, as provided in Section 21, notify Aron of all events and/or actions covered by or taken pursuant to this Section;

(l) agrees that if any Crude Storage Tank or Refinery Product Storage Tank is out of service permanently or for a period longer than in connection with scheduled maintenance, the Company shall take any actions required by Applicable Law (including all Environmental Laws) or Accepted Industry Practice in connection with such tank, including any cleaning or providing any necessary certificate, filings or reports, and the Company shall remove all Materials from such tank; and

(m) represents and confirm that all representations and warranties of the Company contained herein shall be true and correct on and as of the Commencement Date.

10.2 Aron hereby agrees:

(a) to permit personnel of the Company to have access to the Storage Facilities for operation of the Facility, inspections, safety or maintenance purposes, from time to time and at all times;

(b) to replace or repair, at its own expense, any part of the Facility which may be destroyed or damaged through any grossly negligent or tortious act or willful misconduct of Aron, its agents or employees; and

(c) to not make any alteration, additions or improvements to the Storage Facilities and Licensed Premises or remove any part thereof, without the prior written consent of the Company, such consent to be at the Company’s reasonable discretion.

10.3 Each Party hereby agrees that:

(a) it shall, in the performance of its obligations under this Agreement, comply in all material respects with Applicable Law, including all Environmental Law. Each Party shall maintain the records required to be maintained by Environmental Law and shall make such records available to the other Parties upon its reasonable request. Each Party also shall immediately notify the other Parties of any violation or alleged violation of any Environmental Law relating to any Materials stored under this Agreement and, upon request, shall provide to the other Parties all evidence of environmental inspections or audits by any Governmental Authority with respect to such Materials; and

(b) All records or documents provided by any Party to any of the other Parties shall, to the best knowledge of such Party, accurately and completely reflect the facts about the activities and transactions to which they relate. Each Party shall promptly notify the other Parties if at any time such Party has reason to believe that any records or documents previously provided to any of the other Parties no longer are accurate or complete.

11. Representations.

11.1 The Company represents and warrants to Aron that (i) this Agreement, the rights obtained and the duties and obligations assumed by the Company hereunder, and the execution and performance of this Agreement by the Company, do not directly or indirectly violate any Applicable Law with respect to the Company or any of its property or assets, the terms and provisions of the Company’s organizational documents or any agreement or instrument to which the Company or any of its property or assets are bound or subject; (ii) the execution and delivery of this Agreement by the Company has been authorized by all necessary corporate or other action, (iii) it has the full and complete authority and power to enter into this Agreement and to sublease and demise the Storage Facilities and to sublicense the Licensed Premises as contemplated herein, (iv) no further action on behalf of the Company, or consents of any other party, are necessary for the sublease and demise to Aron of the Storage Facilities or the sublicense of the Licensed Premises (except for the consents of any third party holding a mortgage on such property or having another interest therein which the Company covenants and represents they have obtained) and (v) upon execution and delivery by the Company, this Agreement shall be a valid, binding and subsisting agreement of the Company enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

11.2 Aron represents and warrants to the Company that (i) this Agreement, the rights obtained and the duties and obligations assumed by Aron hereunder, and the execution and performance of this Agreement by Aron, do not directly or indirectly violate any Applicable Law with respect to Aron or any of its property or assets, the terms and provisions of Aron’s organizational documents or any agreement or instrument to which Aron or any of its property or assets are bound or subject; (ii) the execution and delivery of this Agreement by Aron has been authorized by all necessary corporate or other action, and (iii) upon execution and delivery by Aron, this Agreement shall be a valid, binding and subsisting agreement of Aron enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

12. Insurance and Taxes.

12.1 The Parties agree that insurance shall be maintained as provided in Article 16 of the Supply and Offtake Agreement.

12.2 The Parties agree that the provisions of Article 15 of the Supply and Offtake Agreement relating to tax matters shall apply to this Agreement and the transactions contemplated hereby to the same extent as if set forth herein in full.

13. Force Majeure.

13.1 The Parties agree that the provisions of Article 17 of the Supply and Offtake Agreement relating to Force Majeure shall apply to this Agreement and the transactions contemplated hereby to the same extent as if set forth herein in full.

14. Event of Default; Remedies Upon Event of Default.

14.1 Without limiting any other rights or remedies hereunder, if an Event of Default (as defined in the Supply and Offtake Agreement) occurs and Aron is the Non-Defaulting Party, Aron may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement, (ii) reclaim and repossess any and all of its Materials held at the Storage Facilities or elsewhere on the Company’s premises, and (iii) otherwise arrange for the disposition of any its Materials in such manner as it elects.

14.2 If an Event of Default occurs, the Non-Defaulting Party may, without limitation on its rights under this Section, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party (whether hereunder, under any other agreement or contract or otherwise and whether or not then due). Any net amount due hereunder shall be payable by the party owing such amount within one business day of termination.

14.3 The Non-Defaulting Party’s rights under this Section shall be in addition to, and not in limitation of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including without limitation any rights of recoupment, setoff, combination of accounts, as a secured party or under any other credit support. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder.

14.4 No delay or failure by the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default.

15. Indemnification.

15.1 The Company shall defend, indemnify and hold harmless Aron, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by the Company of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Company made herein or in connection herewith proving to be false or misleading, (ii) the Company’s, its Affiliates’ or any of their respective employees’, representatives’, agents’ or contractors’ handling, storage, transportation or disposal of any Materials stored hereunder, (iii) the Company’s, its Affiliates’ or any of their respective employees’, representatives’, agents’ or contractors’ negligence or willful misconduct, (iv) any failure by the Company, its Affiliates’ or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, (v) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by the Company or its employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder, (vi) actual or alleged presence or release of Hazardous Substances in connection with any part of the Facility, this Agreement or the matters and activities contemplated hereby, or any liability under any Environmental Law related in any way to or asserted in connection with the Facility, this Agreement or the transactions contemplated thereby or (vii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether Aron is a party thereto, except to the extent that any Liability arising under clause (v), (vi) or (vii) above has resulted from the gross negligence of or willful misconduct on the part of Aron, its Affiliates or any of their respective employees, representatives, agents or contractors.

15.2 Aron shall defend, indemnify and hold harmless the Company, its Affiliates, and their respective directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Aron of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Aron made herein or in connection herewith proving to be false or misleading, (ii) the gross negligence or willful misconduct of Aron, its Affiliates or any of their respective employees, representatives, agents or contractors or (iii) any failure by Aron, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law (provided that, in no event shall the Company or any of its Affiliates, employees, representatives, agents or contractors, be deemed Aron’s employee, representative, agent or contractor for purposes of this Section 15.2).

15.3 The obligations of a Party (the “Indemnifying Party”) to defend, indemnify, and hold any other Party (the “Indemnified Party”) harmless under the terms of this Agreement shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.

15.4 Each Party agrees to notify the other Parties as soon as practicable after receiving notice of any claim or suit brought against it within the indemnities of this Agreement, shall furnish to the other Parties the complete details within its knowledge and shall render all reasonable assistance requested by the other Parties in the defense; provided, that, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the Indemnifying Party is materially adversely affected by such failure. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other Parties of any obligations hereunder. Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves an Event of Default by the Indemnifying Party under this Agreement which shall have occurred and be continuing.

15.5 The indemnification in this Article 15 is in addition to and not in limitation of any indemnification provided in the Supply and Offtake Agreement or any other Transaction Document.

16. Limitation on Damages. Unless otherwise expressly provided in this Agreement, the Parties’ liability for damages is limited to direct, actual damages only (which include any amounts determined under Section 14) and none of the Parties shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform, or the termination of this Agreement; provided, however, that, such limitation shall not apply with respect to (i) any third party claim for which indemnification is available under this Agreement or (ii) any breach of Article 18. Each Party acknowledges the duty to mitigate damages hereunder.

17. Audit and Inspection. During the term of this Agreement Aron and its duly authorized representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the Company, or any of the Company’s contractors and agents, which relate to this Agreement. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the end of the Storage Term. The Company shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the end of the Storage Term.

18. Confidentiality.

18.1 The Parties agree that the specific terms and conditions of this Agreement, including the drafts of this Agreement exchanged by the Parties and any information exchanged between the Parties, including calculations of any fees or other amounts paid by the Company to Aron under this Agreement and all information received by Aron from the Company relating to the costs of operation, operating conditions, and other commercial information of the Company not made available to the public, are confidential and shall not be disclosed to any third party, except (i) as may be required by court order or Applicable Laws or as requested by a Governmental Authority, (ii) to such Party’s or its Affiliates’ employees, directors, shareholders, auditors, consultants, banks, lenders, financial advisors and legal advisors, or (iii) to such Party’s insurance providers, solely for the purpose of procuring insurance coverage or confirming the extent of existing insurance coverage; provided, that, prior to any disclosure permitted by this clause (iii), such insurance providers shall have agreed in writing to keep confidential any information or document subject to this Section. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of two years following the Termination Date.

18.2 In the case of disclosure covered by clause (i) of Section 18.1, to the extent practicable and legally permissible, the disclosing Party shall notify the other Parties in writing of any proceeding of which it is aware which may result in disclosure, and use reasonable efforts to prevent or limit such disclosure. The Party seeking to prevent or limit such disclosure shall be responsible for all costs and expenses incurred by any of the Parties in connection therewith. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

18.3 Notwithstanding anything herein to the contrary, the Parties (and their respective employees, representatives or other agents) are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Parties relating to that treatment and structure, without the Parties imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

19. Governing Law.

19.1 This Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to its conflicts of laws principles that would require the application of the laws of another state.

19.2 Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any federal or state court of competent jurisdiction situated in the City of New York, (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the address indicated in Schedule M of the Supply and Offtake Agreement. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.

19.3 EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

20. Assignment.

20.1 This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

20.2 The Company shall not assign this Agreement or their rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of Aron. Aron may, without the consent of the Company, assign and delegate all of Aron’s rights and obligations hereunder to (i) any Affiliate of Aron, provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes Aron’s obligations hereunder, whether by contract, operation of law or otherwise, provided that the creditworthiness of such successor entity is equal or superior to the creditworthiness of Aron immediately prior to such assignment.

20.3 Any attempted assignment in violation of this Article 20 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

21. Notices. All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier. A notice shall be deemed to have been received when transmitted by email to any of the other Parties’ email addresses set forth in Schedule M of the Supply and Offtake Agreement, or on the following Business Day if sent by nationally recognized overnight courier to any of the other Parties’ addresses set forth in Schedule M of the Supply and Offtake Agreement and to the attention of the persons or departments indicated. A Party may change its address or email address by giving written notice in accordance with this Section, which is effective upon receipt.

22. No Waiver; Cumulative Remedies.

22.1 The failure of a Party hereunder to assert a right or enforce an obligation of any other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default or Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or potential Event of Default under, this Agreement, whether of a like kind or different nature.

22.2 Each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

23. Nature of Transaction and Relationship of Parties.

23.1 This Agreement shall not be construed as creating a partnership, association or joint venture among the Parties. It is understood that the Company is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make the Company, or any of its employees or agent, an agent or employee of Aron.

23.2 No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of any of the other Parties; or to otherwise act as the representative of any of the other Parties, unless expressly authorized in writing by such other Party.

24. Miscellaneous.

24.1 If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

24.2 The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by the Parties’ duly authorized representatives.

24.3 No promise, representation or inducement has been made by any of the Parties that is not embodied in this Agreement, and none of the Parties shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

24.4 Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

24.5 Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any person other than the Parties and their successors and permitted assigns.

24.6 All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive the expiration or termination of this Agreement.

24.7 This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

24.8 All transactions hereunder are entered into in reliance on the fact this Agreement and all such transactions constitute a single integrated agreement between the Parties, and the Parties would not have otherwise entered into any other transactions hereunder.

IN WITNESS WHEREOF, each Party hereto has caused this Storage Facilities Agreement to be executed by its duly authorized representative as of the date first above written.

J. ARON & COMPANY

By:	/s/ Simon Collier
Title:	Simon Collier
Date:	Attorney-in-Fact

[Signature Page to Storage Facilities Agreement]

HAWAII INDEPENDENT ENERGY, LLC

By:	/s/ William Monteleone
Title:	Executive Vice President
Date:	June 1, 2015

[Signature Page to Storage Facilities Agreement]